EXHIBIT 99.1

NEWS RELEASE

For Immediate Release

Contact:	Kelly Malson
Chief Financial Officer
(864) 298-9800

WORLD ACCEPTANCE CORPORATION REPORTS
RECORD FOURTH QUARTER AND FISCAL 2013 RESULTS

GREENVILLE, S.C. (April 25, 2013) - World Acceptance Corporation (NASDAQ: WRLD) today reported record results for its fourth fiscal quarter and fiscal year ended March 31, 2013.

Fourth quarter 2013 diluted earnings per share rose 18.5% to $3.01 and revenues were up 8.7% to $161.8 million, compared with the fourth quarter of fiscal 2012. Fiscal 2013 results also reached record levels with diluted earnings per share rising 19.6% to $7.88, revenues increasing 8.1% to $583.7 million and gross loan balances growing 9.7% to $1.1 billion compared with fiscal 2012.

Strong growth in earnings per share benefited from the Company’s share repurchase program over the past year.  During the fourth quarter of fiscal 2013, the Company repurchased 551,920 shares at an aggregate cost of $42.0 million. During the fiscal year ended March 31, 2013, the Company repurchased 2,569,597 shares at an aggregate cost of $183.0 million.

Total revenues increased to $161.8 million in the fourth quarter of fiscal 2013, an 8.7% increase over the $148.9 million reported in the fourth quarter ended March 31, 2012. Interest and fee income increased 9.8%, fueled by a 10.4% increase in net average loans.  Insurance commissions and other income increased by 2.8% to $23.8 million in the fourth quarter of fiscal 2013 from $23.1 million in the prior year quarter.  Tax preparation revenue rose to $8.1 million during the fourth quarter of fiscal 2013 compared to $7.4 million during the fourth quarter of fiscal 2012.

Gross loans outstanding increased to $1.1 billion at March 31, 2013, a 9.7% increase from $972.7 million at March 31, 2012.  Fourth quarter provision for loan losses increased to $20.9 million in fiscal 2013 compared with $16.7 million in the fourth quarter of fiscal 2012.  The Company’s delinquencies remained stable through the end of the fiscal year. Accounts that were 61+ days past due increased slightly from 2.5% to 2.7% on a recency basis and from 4.0% to 4.4% on a contractual basis when comparing the two year end statistics. However, the fourth quarter charge-off ratio increased on a year-over-year basis for the first time in 16 consecutive quarters. Net charge-offs to average net loans on an annualized basis increased from 12.7% in the fourth quarter of fiscal 2102 to 13.7% in the current quarter.

The Company’s general and administrative expenses rose 10.4% to $75.6 million in the fourth quarter of fiscal 2013 compared with $68.5 million in the fourth quarter of the prior fiscal year.  The increase included $2.9 million of additional stock compensation associated with the current year grants to certain key officers of the Company.  In addition, general and administrative expenses increased due to a 6% increase in the Company’s branch network compared with the prior fiscal year.  Total general and administrative expenses as a percent of total revenues increased slightly from 46.0% during the fourth quarter last year to 46.7% during the current year quarter.

WRLD Reports Record Fourth Quarter and Fiscal 2013 Results

April 25, 2013

Full Year Results

For the year ended March 31, 2013, net income rose 3.4% to $104.1 million compared with $100.7 million in the prior fiscal year.

Total revenues for fiscal 2013 rose to $583.7 million, an 8.1% increase over the $540.2 million in fiscal 2012.  Net charge-offs as a percent of average net loans declined to 13.9% in fiscal 2013 compared with 14.0% during the prior year. Total general and administrative expenses as a percent of revenue increased from 48.3% in fiscal 2012 to 48.9% in fiscal 2013.

Key return ratios for the fiscal year included a 13.0% return on average assets and a 27.0% return on average equity.

During fiscal 2013, the Company opened 67 offices, acquired three offices and merged four offices for a total of 1,203 offices at March 31, 2013.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,203 offices in 13 states and Mexico.  It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

Fourth Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today. Interested parties may participate in this call by dialing 1-888-504-7963, passcode 4872274. A simulcast of the conference call is also available on the Internet at http://www.videonewswire.com/event.asp?id=93259. The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” “plan,” “expect,” “believe,” “may,” “will,” and “should” or any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators having jurisdiction over the Company’s business or consumer financial transactions generically; changes in interest rates; risks related to expansion and foreign operations; risks inherent in making loans, including repayment risks and value of collateral; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company); and the unpredictable nature of litigation. These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

WRLD Reports Record Fourth Quarter and Fiscal 2013 Results

April 25, 2013

World Acceptance Corporation

Consolidated Statements of Operations

(unaudited and in thousands, except per share amounts)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2013	2012	2013	2012

Interest & fees	$138,066	$125,787	$505,495	$466,481
Insurance & other	23,777	23,134	78,223	73,681
Total revenues	161,843	148,921	583,718	540,162
Expenses:
Provision for loan losses	20,911	16,700	114,323	105,705
General and administrative expenses
Personnel	53,021	47,928	194,423	175,403
Occupancy & equipment	9,387	8,583	36,278	33,865
Advertising	2,869	2,892	14,850	14,228
Intangible amortization	328	416	1,365	1,698
Other	9,990	8,655	38,794	35,491
	75,595	68,474	285,710	260,685
Interest expense	4,998	3,230	17,394	13,899
Total expenses	101,504	88,404	417,427	380,289
Income before taxes	60,339	60,517	166,291	159,873
Income taxes	22,440	22,891	62,201	59,179
Net income	$37,899	$37,626	$104,090	$100,694
Diluted earnings per share	$3.01	$2.54	$7.88	$6.59
Diluted weighted average shares outstanding	12,583	14,803	13,214	15,289

Consolidated Balance Sheets

 (unaudited and in thousands)

	March 31,	March 31,
	2013	2012
ASSETS
Cash	$11,625	$10,768
Gross loans receivable	1,067,052	972,723
Less: Unearned interest & fees	(284,956)	(257,638)
Allowance for loan losses	(59,981)	(54,507)
Loans receivable, net	722,115	660,578
Property and equipment, net	23,935	23,486
Deferred tax benefit	29,416	18,474
Goodwill	5,896	5,691
Intangibles	4,625	5,479
Other assets	11,713	10,527
	$809,325	$735,003

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable	$400,250	$279,250
Income tax payable	13,942	11,528
Accounts payable and accrued expenses	28,737	25,350
Total liabilities	442,929	316,128
Shareholders' equity	366,396	418,875
	$809,325	$735,003

MORE

WRLD Reports Record Fourth Quarter and Fiscal 2013 Results

April 25, 2013

Selected Consolidated Statistics

(dollars in thousands)

	Three Months Ended		Year ended
	March 31,		March 31,
	2013	2012	2013	2012

Expenses as a percent of total revenues:
Provision for loan losses	12.9%	11.2%	19.6%	19.6%
General and administrative expenses	46.7%	46.0%	48.9%	48.3%
Interest expense	3.1%	2.2%	3.0%	2.6%

Average gross loans receivable	$1,122,658	$1,011,104	$1,072,500	$965,044

Average net loans receivable	$819,695	$742,437	$782,212	$707,244

Loan volume	$606,128	$597,401	$2,985,336	$2,819,590

Net charge-offs as percent of average loans	13.7%	12.7%	13.9%	14.0%

Return on average assets (rolling 12 month period)	13.0%	13.9%	13.0%	13.9%

Return on average equity (rolling 12 month period)	27.0%	23.6%	27.0%	23.6%

Offices opened (closed) during the period, net	17	17	66	70

Offices open at end of period	1,203	1,137	1,203	1,137

END